UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2013 (December 16, 2013)

CELL THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington	001-12465	91-1533912
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3101 Western Avenue, Suite 600

Seattle, Washington 98121

(Address of Principal Executive Offices)

(206) 282-7100

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation.

As previously disclosed, Cell Therapeutics, Inc., a Washington corporation (the “Company”), and Systems Medicine LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (together with the Company, the “Borrower”), entered into a Loan and Security Agreement (the “Agreement”) with Hercules Technology Growth Capital, Inc. (the “Lender”) effective March 26, 2013. The Agreement provided for an initial loan to the Borrower of $10 million and the ability for the Borrower to request up to an additional $5 million any time from November 30, 2013 through December 15, 2013. On December 16, 2013, pursuant to an advance request by the Borrower, the Lender funded the Borrower with the additional $5 million under the Agreement (the “Advance”). As a result, the Borrower presently has an outstanding loan balance of $15 million under the Agreement. The Advance bears interest at a rate equal to 12.25% plus any amount by which the prime rate exceeds 3.25%. Additional terms applicable to the Agreement and the Advance are disclosed in the Company’s Current Report on Form 8-K filed on March 28, 2013 (the “Original Form 8-K”).

Due to the Advance and in accordance with the terms of the Agreement, the number of shares of the Company’s common stock (“Shares”) underlying that certain warrant originally issued to the Lender on March 26, 2013 (the “Warrant”) increased by 135,808.

The foregoing descriptions of the Agreement and the Warrant do not purport to be complete and are subject to, and qualified in their entirety by, the full texts of the documents, copies of which are filed as Exhibits 10.1 and 4.1, respectively, to the Original Form 8-K. The Original Form 8-K (excluding Item 7.01 thereto) is incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.

The information provided in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Warrant was issued in a private transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: December 18, 2013	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration